                                                                    EXHIBIT 12-1

 MCN ENERGY GROUP INC.  AND SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

 (DOLLARS IN THOUSANDS)


                                           TWELVE MONTHS      TWELVE MONTHS   TWELVE MONTHS      TWELVE MONTHS      TWELVE MONTHS
                                              ENDED               ENDED           ENDED              ENDED               ENDED
                                        DECEMBER 31, 1998 DECEMBER 31, 1997  DECEMBER 31, 1996  DECEMBER 31, 1995   DECEMBER 31,1994
                                        ----------------- -----------------  -----------------  -----------------   ----------------
EARNINGS AS DEFINED (1) (5) (7)
Pre-tax income (2) (6)                     $ (52,347)         $ 159,404         $ 142,229           $ 124,583          $  95,888
Fixed charges (3)                            125,767            103,674            79,087              61,683             50,093
                                           ---------          ---------         ---------           ---------          ---------

     Earnings (loss) as defined            $  73,420          $ 263,078         $ 221,316           $ 186,266          $ 145,981
                                           =========          =========         =========           =========          =========

FIXED CHARGES AS DEFINED (1) (4) (5) (7)
Interest, expensed                         $  79,449          $  64,981         $  56,963           $  46,357          $  43,582
Interest, capitalized                         10,832              5,709             6,413               2,710              2,928
Amortization of debt discounts, premium
     and expense                               2,869              2,357             2,173               1,626              1,325
Interest implicit in rentals                   2,380              2,058             2,312               2,262              1,959
Preferred securities dividend requirements
     of subsidiaries                          36,370             31,090            12,390               9,702              2,203
                                           ---------          ---------         ---------           ---------          ---------

     Fixed charges as defined              $ 131,900          $ 106,195         $  80,251           $  62,657          $  51,997
                                           =========          =========         =========           =========          =========

Ratio of Earnings to Fixed Charges                                 2.48              2.76                2.97               2.81
                                                              =========         =========           =========          =========

Coverage Deficiency                        $  58,480
                                           =========
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(1)  Earnings and fixed charges are defined and computed in accordance with Item
     503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN and its majority-owned subsidiaries, (b) MCN's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period for nonutility companies and the preferred securities dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income.

(4) Fixed charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries, increased to reflect the pre-tax earnings requirement for MichCon.

(5) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.

(6) In 1998, MCN recorded several unusual charges, consisting of property write-downs, investment loss and restructuring charges, totaling
     $183,841,000 pre-tax ($114,576,000 net of taxes and minority interest).

(7) MCN has decided to sell its E&P properties and accordingly has classified this segment as a discontinued operation. Therefore, for purposes of calculating the Ratio of Earnings to Fixed Charges, E&P is excluded from the ratio for all periods presented.

(8) Earnings for the twelve-month period ended December 31, 1998, were not adequate to cover fixed charges. The amount of the coverage deficiency was $58,480,000. The Ratio of Earnings to Fix Charges for 1998, excluding unusual charges would have been 1.95.